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                                                                   EXHIBIT 10.42

                                                                  EXECUTION COPY



                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                              TITAN WIRELESS, INC.,

                      TITAN WIRELESS AFRIPA HOLDING, INC.,

                           IVOIRE TELECOM S.A. HOLDING

                                       AND

                              M. LOUIS N'KI DIAKITE



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                                TABLE OF CONTENTS

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                                                                                        Page
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1.       DEFINITIONS......................................................................2
2.       SALE, PURCHASE AND SUBSCRIPTIONS FOR COMPANY SHARES
         2.1.     Sale and Purchase of Company Shares.....................................2
         2.2.     Sale and Purchase Price.................................................2
         2.3.     Ivoire Telecom Closing Loan Arrangements ...............................2
         2.4.     Payments at the Closing.................................................3
3.       ADDITIONAL UNDERTAKINGS AND COVENANTS............................................3
         3.1.     Consents and Approvals..................................................3
         3.2.     Investigations by Titan Wireless and Buyer..............................4
         3.3.     Certain Corporate Actions At Closing....................................4
         3.4.     Use Of Proceeds.........................................................4
         3.5.     Certain Post-Closing Covenants..........................................5
         3.6.     Authorized Capital of Buyer.............................................5
4.       REPRESENTATIONS AND WARRANTIES REGARDING COMPANY.................................5
         4.1.     Organization and Standing...............................................5
         4.2.     Company Subsidiaries....................................................6
         4.3.     Charter Documents.......................................................7
         4.4.     Company Capitalization..................................................7
         4.5.     Directors, Officers and Employees.......................................8
         4.6.     Financial Statements....................................................8
         4.7.     No Liabilities..........................................................8
         4.8.     Accounts Receivable; Bank Accounts......................................9
         4.9.     Taxes...................................................................9
         4.10.    Conduct of Business; Absence of Material Adverse Change.................10
         4.11.    Real Property...........................................................12
         4.12.    Assets..................................................................13
         4.13.    Insurance...............................................................14
         4.14.    Intellectual Property and Technology....................................14
         4.15.    Permits.................................................................16
         4.16.    Debt Instruments........................................................17
         4.17.    Leases..................................................................17
         4.18.    Other Agreements........................................................18
         4.19.    Books and Records.......................................................19
         4.20.    Litigation; Disputes....................................................19
         4.21.    Labor Relations.........................................................20
         4.22.    Pension and Benefit Plans...............................................20

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         4.23.    Environmental...........................................................21
         4.24.    Government Contracts and Other Commitments..............................21
         4.25.    Telecom Licenses........................................................21
         4.26.    Transactions with Related Parties.......................................22
         4.27.    Restrictions and Consents...............................................23
         4.28.    Authorization...........................................................23
         4.29.    Absence of Violation....................................................24
         4.30.    Copies of Documents.....................................................24
         4.31.    Binding Obligation......................................................24
         4.32.    Disclosure..............................................................25
5.       REPRESENTATIONS AND WARRANTIES REGARDING STOCKHOLDER.............................25
         5.1.     Title to Company Shares.................................................25
         5.2.     Authority and Capacity..................................................25
         5.3.     Absence of Violation....................................................26
         5.4.     Restrictions and Consents...............................................26
         5.5.     Binding Obligation......................................................26
         5.6.     Transfer of Title.......................................................27
6.       REPRESENTATIONS AND WARRANTIES OF TITAN WIRELESS AND BUYER.......................27
         6.1.     Organization and Standing...............................................27
         6.2.     Authorization...........................................................27
         6.3.     Binding Obligation......................................................27
         6.4.     Buyer Capitalization....................................................28
7.       RESTRICTED SECURITIES............................................................28
         7.1.     Acquisition for Investment..............................................28
         7.2.     Evaluation of Merits and Risks of Investment............................28
8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDER...........................29
         8.1.     Representations and Warranties..........................................29
         8.2.     Performance.............................................................29
         8.3.     Officer's Certificate...................................................29
         8.4.     Legal Proceedings.......................................................29
         8.5.     Deliveries at Closing...................................................30
9.       CONDITIONS PRECEDENT TO OBLIGATIONS OF TITAN WIRELESS AND BUYER..................30
         9.1.     Representations and Warranties..........................................30
         9.2.     Performance.............................................................30
         9.3.     Absence of Adverse Changes..............................................30
         9.4.     Legal Proceedings; Adverse Political Events.............................31
         9.5.     Officer's Certificate...................................................31
         9.6.     Stockholder's Certificate...............................................31
         9.7.     Opinion of Company's Counsels...........................................31

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
         9.8.     Certain Corporate Actions At Closing....................................31
         9.9.     Authorization by Company's Independent Certified Public
                      Accountants.........................................................32
         9.10.    Deliveries at Closing...................................................32
         9.11.    Resignations of Directors...............................................32
         9.12.    [Intentionally Left Bank]...............................................32
         9.13.    Consents................................................................32
         9.14.    Confidentiality Letter..................................................32
         9.15.    Employment Agreements...................................................32
10.      CLOSING..........................................................................33
         10.1.    Closing Location and Date...............................................33
         10.2.    Deliveries by the Stockholder...........................................33
         10.3.    Deliveries by Company...................................................33
         10.4.    Deliveries by Buyer and Titan Wireless..................................34
11.      SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; REMEDIES...........................34
         11.1.    Survival of Representations.............................................34
         11.2.    Agreement of Stockholder to Indemnify...................................35
         11.3.    Conditions of Indemnification...........................................35
         11.4.    Remedies Cumulative.....................................................36
12.      TERMINATION......................................................................36
         12.1.    Termination.............................................................36
         12.2.    Effect of Termination...................................................37
13.      MISCELLANEOUS....................................................................38
         13.1.    Additional Actions and Documents........................................38
         13.2.    No Brokers..............................................................38
         13.3.    Expenses................................................................38
         13.4.    Assignment..............................................................39
         13.5.    Entire Agreement; Amendment.............................................39
         13.6.    Waiver..................................................................39
         13.7.    Governing Law; Consent to Jurisdiction..................................40
         13.8.    Severability............................................................40
         13.9.    Notices.................................................................40
         13.10.   Headings................................................................42
         13.11.   Execution in Counterparts...............................................42
         13.12.   Limitation on Benefits..................................................42
         13.13.   Binding Effect..........................................................42
         13.14.   Specific Performance....................................................43

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                                       iii
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                            STOCK PURCHASE AGREEMENT

       THIS STOCK PURCHASE AGREEMENT ("PURCHASE AGREEMENT") is entered into as of June 28, 2000, by and among Titan Wireless, Inc., a Delaware corporation with its principal place of business at 3033 Science Park Rd. San Diego, California 92121, U.S.A. ("TITAN WIRELESS"), Titan Wireless Afripa Holding, Inc., a Delaware corporation with its principal place of business at 3033 Science Park Rd., San Diego, California 92121, U.S.A. ("BUYER"), Ivoire Telecom S.A. Holding, a SOCIETE ANONYME organized under the laws of the Grand Duchy of Luxembourg with its registered office in Luxembourg, 3B boulevard du Prince Henri ("COMPANY") and M. Louis N'Ki Diakite, an individual citizen of the Republic of Cote d'Ivoire and the sole stockholder of Company ("STOCKHOLDER").

         WHEREAS, Buyer is a wholly-owned subsidiary of Titan Wireless established for the purpose of making the investment and entering the transactions contemplated by this Purchase Agreement;

         WHEREAS, Buyer desires to acquire an eighty percent (80%) equity and full controlling interest in Company and, though such interest, a minimum 50.1% (fifty point one percent) equity and full controlling interest in each of the companies identified in EXHIBIT A (each such company a "Subsidiary"), it being understood that through said equity interest in the Company the Buyer will have full control each Subsidiary (said equity and full controlling interest in the Company being hereinafter referred to as the "EQUITY INTEREST");

         WHEREAS, the Company has heretofore acquired from Stockholder all of the Stockholder's equity interests in each Subsidiary;

         WHEREAS, in anticipation of Buyer's acquisition of the Equity Interest and the other transactions contemplated herein, Titan Wireless: (i) has loaned, on behalf of Buyer, One Million, Three Hundred Thousand United States Dollars (US$ 1,300,000) to Stockholder ("DIAKITE MAY LOAN"), and secured pursuant to a Pledge Agreement ("DIAKITE MAY PLEDGE AGREEMENT"); and (ii) has loaned One Million United States Dollars (US$ 1,000,000) to Company ("COMPANY MARCH LOAN") as evidenced by a promissory note dated March 15, 2000 (the "COMPANY MARCH PROMISSORY NOTE");

         WHEREAS, at the Closing, Buyer desires to lend to the Company Five Million Five Hundred Thousand United States Dollars (US$ 5,5000,000); and


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         WHEREAS, the Stockholder desires to sell to Buyer, and Buyer desires to purchase from Stockholder, the Equity Interest at the price and upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.       DEFINITIONS

         For all purposes of this Purchase Agreement, certain capitalized terms specified in EXHIBIT 1 shall have the meanings set forth in that EXHIBIT 1 except as otherwise expressly provided.

2.       SALE PURCHASE AND SUBSCRIPTION FOR COMPANY SHARES

         2.1      SALE AND PURCHASE OF COMPANY SHARES

                  On the basis of representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, Stockholder agrees to sell to Buyer, and Buyer agrees to purchase from Stockholder, Four Hundred and Thirty Four (434) Company Shares (which the Stockholder represents and warrants, as set forth herein, now constitutes, and will at Closing constitute, 80% of all the outstanding equity and voting interests Company) at the purchase price specified in Section 2.2.

         2.2      SALE AND PURCHASE PRICE

                  The purchase price ("PURCHASE PRICE") equals Five Million United States Dollars (US$ 5,000,000) consisting of Three Million Seven Hundred Thousand United States Dollars (US$ 3,700,000) cash payment and forgiveness of One Million Three Hundred Thousand United States Dollars (US$ 1,300,000) outstanding under the Diakite May Loan.

         2.3      IVOIRE TELECOM CLOSING LOAN ARRANGEMENTS

                  On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, Buyer shall loan to the Company, and the Company shall borrow from Buyer, Five Million Five Hundred Thousand United States Dollars (US$ 5,500,000) (the "COMPANY JUNE LOAN"), pursuant to the Company closing loan arrangements (the "IVOIRE TELECOM CLOSING LOAN ARRANGEMENTS") in the form attached as EXHIBIT 2.3. The proceeds


                                     - 2 -
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of the Company June Loan shall be paid in accordance with the Section 2.4 (iii)
and 3.4.

         2.4.     PAYMENTS AT THE CLOSING

                  Subject to satisfaction or waiver of the applicable conditions precedent to Buyer's obligations at Closing, Buyer shall deliver at Closing:

                  (i) to the Escrow Agent pursuant to certain escrow letter, dated as of the date hereof, by and among Stockholder, Buyer and Titan Wireless (the "DIAKITE ESCROW LETTER"), a wire transfer of immediately available funds in the amount of Two Million Seven Hundred Thousand United States Dollars (US $2,700,000);

                  (ii) to Diakite, One Million United States Dollars (US $1,000,000); and

                  (iii) to the payees at Closing listed in EXHIBIT 3.4 wire transfers of immediately available funds, aggregating Two Million Three Hundred Fifty-nine Thousand Seven Hundred United States Dollars (US $2,359,700), as funding pursuant to the Ivoire Telecom Closing Loan Arrangements.

3.       ADDITIONAL UNDERTAKINGS AND COVENANTS

         Titan Wireless and Buyer, jointly and severally, on the one hand, and Company and the Stockholder, jointly and severally, on the other hand, hereby covenant and agree with the other as follows:

         3.1.     CONSENTS AND APPROVALS

                  (a) Company and the Stockholder shall, and shall cause the Company Subsidiaries to, secure such consents, authorizations and approvals of governmental and supragovernmental authorities and of private persons or entities with respect to the transactions contemplated by this Purchase Agreement, and to the performance of all other obligations of such parties hereunder, as may be required: (i) by any applicable Laws of the United States, Luxembourg, Benin, Cote d'Ivoire, France, Ghana, Mali and South Africa, the Central African Republic and any other country, state or jurisdiction, or (ii) by any Agreement to which Buyer, Company or any Subsidiary or Stockholder is a party or by which Buyer, Company or any Subsidiary or Stockholder is bound.

                  (b) Titan Wireless, Buyer, Company and the Stockholder shall cooperate in the filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to applicable Laws in connection with the transactions contemplated by this Purchase Agreement.


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         3.2      INVESTIGATIONS BY TITAN WIRELESS AND BUYER

                  The investigations heretofore undertaken by Titan Wireless and Buyer of the financial and operating data, Assets, Real Property and other information with respect to the businesses and Assets of Company and the Company Subsidiaries shall in no way affect the obligations of Company and of the Stockholder with respect to the agreements, representations, warranties, covenants and indemnification provisions set forth in this Purchase Agreement.

         3.3      CERTAIN CORPORATE ACTIONS AT CLOSING

                  (a) At Closing, Company and the Stockholder shall take all actions (corporate and otherwise) necessary to duly:

                           (i)      hold an extraordinary general meeting of the
shareholders of Company in Luxembourg to: (A) authorize, adopt, file and otherwise make effective the amendments to the Charter Documents of Company in form and substance required by Buyer, including without limitation making the changes to the Company Charter Documents described in EXHIBIT 3.3A; and (B) elect Eric DeMarco and Herbert Bradley as directors of the Company; and

                           (ii)     hold an extraordinary general meeting of the
shareholders of Company to: (A) ratify and confirm the Ivoire Telecom Closing Loan Arrangements; (B) ratify and confirm the Stockholders Agreements in the form of EXHIBIT 3.3B, attached hereto; (C) ratify and confirm the Ivoire Telecom Line of Credit Facility and Security Agreement, in substantially the form of
EXHIBIT 3.3C ("Line of Credit Agreement"); (D) ratify and confirm all other actions the Company has taken in connection with the Company March Loan, the Diakite May Loan, and this Purchase Agreement and the transactions contemplated herein; and (E) appoint the firm of Bonn & Schmitt & Steichen as Luxembourg counsel to the Company and move the Company's books and records (including without limitation the shareholder ledger) to Bonn & Schmitt & Steichen.

                  (b) Immediately upon and after Closing the Board of Directors of Buyer shall duly adopt the Stock Option Plan in the form of EXHIBIT 3.3D, attached hereto.

         3.4      USE OF PROCEEDS

                  The Company shall use the proceeds of the Ivoire Telecom Closing Loan Arrangements only for purposes and in amounts specifically set forth in Sections 2.4 (iii) and as approved by Buyer and Titan Wireless, whose approval will not be unreasonably withheld, it being understood that the purposes and

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expenditures identified in EXHIBIT 3.4 have been so approved by Buyer and Titan
Wireless.

         3.5.     CERTAIN POST-CLOSING COVENANTS

                  Upon request of Buyer from time to time, the Stockholder shall take, and shall use good faith efforts to cooperate with Company and Buyer in taking, all actions (corporate and otherwise) necessary to duly hold meetings of the shareholders of some or all Subsidiaries to (i) ratify and confirm the Line of Credit Agreement; (ii) remove directors of a Subsidiary; and (iv) authorize, adopt, file and otherwise make effective the amendments to the Charter Documents of a Subsidiary.

         3.6.     AUTHORIZED CAPITAL OF BUYER

                  Following Closing, Titan Wireless shall cause the authorized capital of Buyer to be increased to twenty million (20,000,000) shares of common stock, U.S. $0.01 par value per share.

4.       REPRESENTATIONS AND WARRANTIES REGARDING COMPANY

                  Except as specifically set forth in the Disclosure Schedule (with each disclosure therein referring specifically to the Section of this Purchase Agreement to which such disclosure applies), the Stockholder hereby represents and warrants (which representation and warranty shall be deemed to include the disclosure with respect thereto so specified in the Disclosure Schedule) to Titan Wireless and Buyer, as follows:

         4.1.     ORGANIZATION AND STANDING

                  Company is a corporation duly organized, validly existing and in good standing under the laws of Luxembourg, and has the full and unrestricted corporate power and authority to own, operate and lease its Assets, to carry on its business in the Ordinary Course of Business and as currently conducted, to execute and deliver this Purchase Agreement and to carry out the transactions contemplated hereby. Company is duly qualified to conduct business as a foreign corporation and is in good standing in the states, countries and territories listed on the Disclosure Schedule. Company is not qualified to conduct business in any other jurisdiction, and neither the nature of the business conducted by Company nor the character of the Assets owned, leased or otherwise held by it makes any such qualification necessary. There is no state, country or territory wherein the absence of licensing

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or qualification as a foreign corporation would have a material adverse effect upon the business of Company as currently conducted.

         4.2.     COMPANY SUBSIDIARIES

                  (a) Company has no Company Subsidiaries and no equity investment or other interest in, nor has Company made advances or loans to, any corporation, company, association, partnership, joint venture or other entity, except as set forth in the Disclosure Schedule.

                  (b) The Disclosure Schedule sets forth (i) the capital stock of each direct and indirect Company Subsidiary of Company (including without limitation every Subsidiary of a Company Subsidiary) and the percentage of the outstanding capital stock of each Company Subsidiary directly or indirectly held by Company; (ii) the nature and amount of any such equity investment, other interest or advance; and (iii) the names and addresses of every person who holds equity or other interests in each Subsidiary and the amount of such interest in each Subsidiary and the amount of such interest held by each such person; no other persons hold any direct or indirect interest in any Subsidiary. Stockholder holds no direct or indirect interests in any Company Subsidiary other than through his ownership of Company Shares.

                  (c) All of the interests in Company Subsidiaries directly or indirectly held by Company have been duly authorized and validly issued and are outstanding, fully paid and nonassessable. Company directly, or indirectly, owns all such interests in such the direct or indirect Subsidiaries free and clear of all Encumbrances.

                  (d) No shares of capital stock of any Subsidiary have been reserved for any purpose. There are no outstanding securities convertible into or exchangeable for capital stock of any Company Subsidiaries, and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of Company Subsidiaries. There are no Agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of capital stock of any Company Subsidiary, any other securities of any Company Subsidiary, except as contemplated hereunder.

                  (e) Each Company Subsidiary is a corporation (or a SOCIETE ANONYME) duly organized, validly existing and in good standing under the laws of its nation or jurisdiction of incorporation (as listed in the Disclosure Schedule), and has the full and unrestricted corporate power and authority to own, operate and lease its Assets and to carry on its business as currently conducted. Each Company Subsidiary is qualified to conduct business and is in good standing in the states, countries and territories listed in the Disclosure Schedule. The Company Subsidiaries are not qualified to conduct business in any other jurisdiction, and

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neither the nature of their businesses nor the character of the Assets owned, leased or otherwise held by them makes any such qualification necessary. There is no state, country or territory wherein the absence of licensing or qualification as a foreign corporation would have a material adverse effect upon the business of the Company Subsidiaries as currently conducted.

                  (f) Stockholder has sold to the Company, and the Company has purchased from Stockholder, a sufficient amount of the equity capital and controlling interests in each of the Company Subsidiaries in order for the Company to hold at least: (i) thirty percent (30%) of Centrafrique Telecom Plus
- CTP (Central African Republic); (ii) Seventy percent (70%) of Afripa Holding Pty., Ltd., a corporation organized in the Republic of South Africa, and (iii) Sixty-three percent (63%) of the equity interests and the controlling interest in each of the other Company Subsidiaries.

         4.3      CHARTER DOCUMENTS

                  (a) Company has Furnished to Buyer a true and complete copies of the Charter Documents (in the English or French languages) of Company and of each Company Subsidiary, as currently in effect, certified as of a recent date by the Secretary of State, or Registry of Commerce and Companies (or comparable authorities) of the respective jurisdictions of incorporation. Such certified copies are attached as exhibits to, and part of, the Disclosure Schedule.

                  (b) Other than as attached to the Disclosure Schedule, there are no agreements or other arrangements with any other person restricting or affecting the ability of the Company to exercise Control over the business, operations or conduct of the Company or any Subsidiary.

         4.4      COMPANY CAPITALIZATION

                  (a) The capital stock of Company consists of shares Five Hundred Forty-Two (542) ordinary capital shares, par value One Hundred United States Dollars (U.S. $100) per share, all of which are duly authorized and validly issued and outstanding, fully paid and nonassessable. No shares of capital stock of Company have been reserved for any purpose. There are no outstanding securities convertible into or exchangeable for capital stock of the Company, and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of Company.

                  (b) There are no outstanding Agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of Company's Common Stock, any other securities of Company, or any securities of any Subsidiary, except as contemplated hereunder.

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                  (c)      The Company Shares issued to Buyer pursuant to
SECTION 2.3 shall, upon issuance, be duly authorized and validly issued and outstanding, fully paid and nonassessable, and free of any Encumbrance or other charge.

         4.5      DIRECTORS, OFFICERS AND EMPLOYEES

                  The Disclosure Schedule lists all current directors, officers and employees of Company and Company Subsidiaries, showing each such person's name, position, and annual remuneration, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year.

         4.6      FINANCIAL STATEMENTS

                  Company has caused to be prepared and Furnished to Buyer certain financial statements of each Subsidiary, dated as of December 31, 1999, copies of which are attached hereto as EXHIBIT 4.6 (the attached financial statements, the "ATTACHED FINANCIAL STATEMENTS"). The Attached Financial Statements are: (a) prepared in accordance with the books and records of the companies to which they pertain, (b) present fairly the consolidated financial position of the companies to which they pertain as of the respective dates and the results of operations and changes in financial position for the respective periods indicated and (c) the Attached Financial Statements for the French subsidiary are prepared in accordance with French generally accepted accounting principles applied on a basis consistent with prior accounting periods; and (d) the other Attached Financial Statements are prepared in accordance with SYSCOA generally accepted accounting principles applied on a basis consistent with prior accounting periods.

         4.7.     NO LIABILITIES

                  (a) Except as reflected in the Attached Financial Statements, there exist no liabilities (whether contingent or absolute, matured or unmatured, known or unknown) of any Company Subsidiary.

                  (b) The Disclosure Schedule lists all liabilities of the Company, as of the date hereof, of a nature that would require such liabilities to be reflected as liabilities, and the amounts at which such liabilities would be so listed, on an unconsolidated balance sheet of the Company (without consolidation with Company Subsidiaries).

                  (c) Since December 31, 1999, neither Company nor any Company Subsidiary has incurred any liabilities (whether contingent or absolute, matured or unmatured, known or unknown) other than in the Ordinary Course of Business. Neither Company nor any Company Subsidiary has engaged in any transaction that could reasonably be expected to subject it to any actions, causes of action or claims

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for recovery under any bankruptcy, receivership, insolvency, or corresponding provision of Law.

         4.8.     ACCOUNTS RECEIVABLE; BANK ACCOUNTS

                  (a) The accounts receivable of the Company Subsidiaries shown on the Attached Financial Statements or thereafter acquired by any of them, have been collected or are collectible in amounts not less than the amounts thereof carried on the books of the Company Subsidiaries, except to the extent of the allowance for doubtful accounts shown on such balance sheets.

                  (b) The Disclosure Schedule sets forth the names of all banks or other financial institutions with which Company or any of the Company Subsidiaries has an account or safe deposit box and identifies each such account and safe deposit box, together with the names of all persons authorized to draw therefrom or to have access thereto.

         4.9.     TAXES

                  (a) Company and the Company Subsidiaries have (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will have prior to the Closing Date) duly filed all Company Tax Returns required to be filed by Company and the Company Subsidiaries on or before the Closing Date with respect to all applicable Taxes. No penalties or other charges are or will become due with respect to such Company Tax Returns as the result of the late filing thereof. All of the Company Tax Returns are (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will be) true and complete in all respects. Company has paid all Taxes due or claimed to be due by any Taxing authority in connection with any of the Company Tax Returns filed on behalf of the Company (without regard to whether or not such Taxes are shown as due on such Company Tax Returns). The Company
Subsidiaries: (i) have paid all Taxes due or claimed to be due by any Taxing authority in connection with any of the Company Tax Returns filed on behalf of Company Subsidiaries (without regard to whether or not such Taxes are shown as due on such Company Tax Returns); or (ii) have established (or, in the case of amounts becoming due after the date hereof, prior to the Closing Date will have paid or established) in the Attached Financial Statements adequate reserves (in conformity with United States generally accepted accounting principles consistently applied) for the payment of such Taxes. The amounts set up as reserves for Taxes on the Attached Financial Statements are sufficient for the payment of all unpaid taxes of the Company Subsidiaries, whether or not such Taxes are disputed or are yet due and payable, for or with respect to any periods prior to and including the Closing Date, and for which any Company Subsidiary may be liable in its own right (including, without limitation,

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by reason of being a member of the same affiliated group) or as a transferee of the Assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity.

                  (b) Neither Company nor any Company Subsidiary, either in its own right (including, without limitation, by reason of being a member of the same affiliated group) or as a transferee, has or on the Closing Date will have any liability for Taxes payable for or with respect to any periods prior to and including the Closing Date in excess of the amounts actually paid prior to the Closing Date or reserved for in the Attached Financial Statements.

                  (c) There is no action, suit, proceeding, audit, investigation or claim pending or, to the knowledge of Company or Stockholder, threatened in respect of any Taxes for which Company or any Company Subsidiary is or may become liable, nor has any deficiency or claim for any such Taxes been proposed, asserted or, to the knowledge of Company or Stockholder, threatened. Neither Company nor any Company Subsidiary has consented to any waivers or extensions of any statute of limitations with respect to any taxable year of Company or any Company Subsidiary. There is no Agreement, waiver or consent providing for an extension of time with respect to the assessment or collection of any Taxes against Company or any Company Subsidiary, and no power of attorney granted by Company or any Company Subsidiary with respect to any tax matters is currently in force.

                  (d)      [Intentionally Left Blank]

                  (e) Neither the Company nor any Company Subsidiary has made any elections or consents for purposes of foreign, state or local Taxes that reasonably could be expected to affect or be binding upon Company or any of the Company Subsidiaries or their respective Assets or operations after the Closing. Neither the Company nor any Company Subsidiary has changed its accounting methods for Tax purposes at any time.

                  (f)      Neither Company nor any of the Company Subsidiaries
(i) is or has ever been a partner in a partnership or an owner of an interest in an entity treated as a partnership or an owner of an interest in an entity treated as a partnership for income tax purposes; or (ii) is a party to an Agreement relating to the sharing, allocation or payment of or indemnity for, Taxes (other than an Agreement the only parties to which are Company and the Company Subsidiaries).

         4.10.    CONDUCT OF BUSINESS; ABSENCE OF MATERIAL ADVERSE CHANGE

                  Since December 31, 1999, there has been no material adverse change and no adverse change except in the Ordinary Course of Business, in the business, operations, prospects, condition (financial or otherwise), Assets or liabilities of

Company or any Company Subsidiary. Since December 31, 1999, Company and the Company Subsidiaries have conducted their respective businesses diligently and substantially in the manner theretofore conducted and only in the Ordinary Course of Business, and neither Company nor any Company Subsidiary has (a) incurred loss of, or significant injury to, any Assets of Company or of any such Subsidiary as the result of any fire, explosion, flood, windstorm, earthquake, labor trouble, riot, accident, act of God or public enemy or armed forces, or other casualty; (b) issued any capital stock, bonds or other rights calling for the issuance thereof, or borrowed any funds; (c) declared, set aside or paid any dividend or made any distribution with respect to their capital stock; (d) directly or indirectly redeemed, purchased or otherwise acquired any of their capital stock (except as contemplated by SECTION 4.2 (f)); (e) effected a split, reclassification or other change in or of any of their capital stock; (f)amended any of their Charter Documents; (g) incurred, or become subject to, any obligation or liability (absolute or contingent, matured or unmatured, known or unknown), except current liabilities incurred in the Ordinary Course of Business; (h) discharged or satisfied any Encumbrance or paid any obligation or liability (absolute or contingent, matured or unmatured, known or unknown) other than current liabilities shown in the Attached Financial Statements, and current liabilities incurred since December 31, 1999, in the Ordinary Course of Business; (i) declared or made payment of, or set aside for payment, any dividends or distributions of any Assets, or purchased, redeemed or otherwise acquired any of its capital stock, any securities convertible into capital stock, or any other securities: (j) mortgaged, pledged or subjected to any Encumbrance any of its Assets; (k) sold, exchanged, transferred or otherwise disposed of any of its Assets, or cancelled any debts or claims, except in each case in the Ordinary Course of Business; (l) written down the value of any Assets or written off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the Ordinary Course of Business, none of which, individually or in the aggregate, are material; (m) entered into any transactions other than in the Ordinary Course of Business; (n) increased the rate of compensation payable, or to become payable, by it to any of its officers, employees, agents or independent contractors over the rate being paid to them on December 31, 1999; (o) made or permitted any amendment or termination of any material Agreement to which it is a party or which it owns; (p) through negotiation or otherwise made any commitment or incurred any liability to any labor organization; (q) granted any increase in the compensation payable or to become payable by Company or any Subsidiary to officers or employees of Company or any Subsidiary, or entered into any Plan or any Other Arrangement other than bonus, insurance, pension or other benefit plans, payment or arrangement for or with any of such officers or employees which the Company is obligated to provide as of the date of this Purchase Agreement; (r) made any accrual or arrangement for or payment of bonuses or special compensation of any kind to any director, officer or employee; (s) borrowed or agreed to borrow any funds (other than the Company March Loan and the proceeds to the Diakite May Loan), or directly or indirectly guaranteed or agreed to guarantee the obligations of others; (t) directly or indirectly paid any severance or termination pay to any officer or employee in excess of six (6) months' salary; (u) made capital expenditures, or entered into commitments therefor, aggregating more than US$ 100,000; (v) made any change in any method of accounting or accounting practice; (w) entered into any transaction of the type described in SECTION 4.27; (x) made any charitable contributions or pledges exceeding (in the aggregate) US$ 500,000; (y) placed, allowed to be placed, or suffered an Encumbrance on any of their respective Assets; (z) cancelled any indebtedness owing to Company or any Subsidiary or any Claims which Company or any Subsidiary may possess, or waived any rights of substantial value; (aa) sold, assigned or transferred any Intellectual Property or Technology; (bb) violated any Law; (cc) committed any act or failed to perform any act, or engaged in any activity or transaction or incurred any obligation (by conduct or otherwise), which (individually or in the aggregate) reasonably could be expected to have a material adverse effect on their businesses or Assets; (dd) make any loan or advance to any stockholder, officer or director of Company or any Subsidiary or to any other person, firm, or corporation; or (ee) made any Agreement to do any of the foregoing.

         4.11.    REAL PROPERTY

                  (a) Attached to the Disclosure Schedule are the documents giving the Company or certain Subsidiaries the legal right to occupy and utilize Real Property in France, Ghana and the Cote d'Ivoire. Each such document is valid and binding on the owner or lessor of the Real Property, is in full force and effect without modification or termination, and neither the Company nor the relevant Subsidiary is in default thereunder and no event or circumstance has occurred which, with the passing of time or the giving of notice would constitute a default thereunder. In addition, with respect to the Real Property in: (i) Cote d'Ivoire, all conditions for issuance of the 99-year lease contemplated by the "Promise to Lease" have been fulfilled, including without limitation the necessary investment by the Company and its Subsidiary; and (ii) Ghana, preliminary site preparation work has commenced, the Company or its Subsidiary has notified the Government that they would be late commencing development of the site and the Government has not objected.

                  (b) Company and the Company Subsidiaries are the sole owners of good, valid, fee simple, marketable and insurable (at standard rates) title to the Real Property respectively owned by them, including, without limitation, all buildings, structures, fixtures and improvements thereon and all equipment, machinery and personal property therein, in each case free and clear of all Encumbrances.

                  (c) All buildings, structures, fixtures and other improvements on the Real Property are in good repair, free of defects (latent or patent), and fit for the uses to which they are currently devoted. All such buildings, structures, fixtures and improvements on the Real Property conform to all Laws. The buildings, structures, fixtures and improvements on each parcel of the Real Property lie entirely within the boundaries of such parcel of the Real Property as specified in the legal description set forth in the Disclosure Schedule, and no structures of any kind encroach on the Real Property.

                  (d) None of the Real Property is subject to any Agreement or other restriction of any nature whatsoever (recorded or unrecorded) preventing or limiting Company's or any Subsidiary's right to convey or to use it. Wherever practicable, Company, at least twenty (20) days prior to the Closing, at its own expense, shall secure and Furnish to Buyer title insurance policies covering the Real Property (owned by Company or any Subsidiary issued by a title insurance company) acceptable to Buyer, showing title to the Real Property in Company or such Subsidiary, with no exceptions as to survey matters and otherwise in form and substance acceptable to Buyer.

                  (e) No portion of the Real Property or any building, structure, fixture or improvement thereon is the subject of, or affected by, any condemnation, eminent domain or inverse condemnation proceeding currently instituted or pending, and Company has no knowledge that any of the foregoing are, or will be, the subject of, or affected by, any such proceeding.

                  (f) The Real Property has direct and unobstructed access to adequate electric, gas, water, sewer and telephone lines, all of which are adequate for the uses to which the Real Property is currently devoted and intended to be devoted.

         4.12.    ASSETS

                  (a) Company and the Company Subsidiaries have good, valid and marketable title to all Assets respectively owned by them, including, without limitation, all Assets reflected in the Attached Financial Statements (except for Assets acquired since December 31, 1999, and Assets which have been sold or otherwise disposed of in the Ordinary Course of Business for fair market value to a person that is not an Affiliate of Stockholder, the Company, or any Subsidiary), free and clear of all Encumbrances (other than Encumbrances referred to in the Attached Financial Statements).

                  (b) The Disclosure Schedule lists all assets of the Company, as of the date hereof, of a nature that would require such assets to be reflected as assets, and the value at which such assets would be reflected, on an unconsolidated balance sheet of the Company (without consolidation with Company Subsidiaries).

                  (c) All personal property of Company and the Company Subsidiaries is in good operating condition and repair and is suitable and adequate for the uses for which it is intended or is being used. All Inventories of Company and the Company Subsidiaries consists of items which are good and merchantable and of quality presently useable and salable in the Ordinary Course of Business.

                  (d) The assets of the Company and the Subsidiaries in the Republic of South Africa have an aggregate value of less than U.S. $100,000, and during the last year the aggregate revenues the Company and the Company Subsidiaries received from customers in the Republic of South Africa was less than U.S. $100,000.

         4.13.    INSURANCE

                  The Disclosure Schedule lists and briefly describes all policies of title, Asset, fire, hazard, casualty, liability, life, worker's compensation and other forms of insurance of any kind owned or held by Company and the Company Subsidiaries. All such policies: (a) are with insurance companies reasonably believed by Company to be financially sound and reputable; (b) are in full force and effect; (c) are sufficient for compliance by Company and by each Company Subsidiary with all requirements of Law and of all Agreements to which Company or any Company Subsidiary is a party; (d) are valid and outstanding policies enforceable against the insuror; (e) insure against risks of the kind customarily insured against and in amounts customarily carried by companies similarly situated and by companies engaged in similar businesses and owning similar properties, and provide adequate insurance coverage for the businesses and Assets of Company and the Company Subsidiaries; and (f) provide that they will remain in full force and effect through the respective dates set forth in the Disclosure Schedule.

         4.14.    INTELLECTUAL PROPERTY AND TECHNOLOGY

                  (a) The Disclosure Schedule sets forth a true, correct and complete list of the Intellectual Property and the Technology owned by, or with respect to which a right or license to use, sell or otherwise exploit such Intellectual Property or Technology is held by, the Company or any Company Subsidiary, including but not limited to; (A) each license or other contract relating thereto and indicates, with respect to each item of Company or Company Subsidiary Intellectual Property or Technology listed thereon, the owner thereof and, if applicable, the name of the licensor and licensee thereof and the terms of such license or other contract relating thereto; and (B) each patent, copyright, trademark and service mark issued to the

Company or any Company Subsidiary, including the country in which such patent, copyright, trademark or service mark is issued, the date of issuance, and the categories or classes in which such patent, copyright, trademark or service mark is issued.

                  (b) Without limiting the generality of the foregoing, Company and the Subsidiaries own, and have full and exclusive right to use, commercialize and exploit, the names "Afripa" and "Afripa Telecom" in France, Cote d'Ivoire, Ghana, Mali, Benin, the Central African Republic and South Africa, without payment or other obligation to any other person. No other person has an ownership interest in, or right to license to use, commercialize or exploit, the names "Afripa" and "Afripa Telecom" elsewhere in the world.

                  (c) The rights of the Company and Company Subsidiaries to Intellectual Property and Technology owned or licensed by them are valid and enforceable, owned free and clear of any and all liens, mortgages, pledges, security interest, levies, charges, options or any other encumbrances of any kind whatsoever and neither the Company nor any Company Subsidiary has received any notice to the effect that any other entity has any claim of ownership with the respect thereto.

                  (d) With respect to each item of Intellectual Property or Technology that is registered, or for which an application for registration has been submitted, filed with or recorded by any Governmental Entity, the Company or the relevant Company Subsidiary has paid all necessary registration, maintenance and renewal fees, and all necessary documents, and certificates in connection with the rights of the Company or any Company Subsidiary to such Intellectual Property or Technology have been filed with the relevant patent, copyright, trademark or other Governmental Entities in the countries in which Company and any of the Company Subsidiaries operate for the purpose of maintaining such registrations.

                  (e) In each case where the Company and Company Subsidiaries has acquired ownership of any Technology or Intellectual Property from any person, the Company or the relevant Company Subsidiary has obtained a valid and enforceable assignment, as applicable, sufficient to irrevocably transfer all rights in such Intellectual Property and Technology to the Company or the Company Subsidiary, as applicable.

                  (f) No person who has licensed Technology or Intellectual Property Rights to the Company or to any Company Subsidiary, has ownership rights or license rights to improvements made by the Company or a Company Subsidiary, as applicable, in such Technology or Intellectual Property Rights.

                  (g) All Intellectual Property and Technology held by the Company or a Company Subsidiary is fully transferable, usable or licensable without restriction and without payment of any kind to any third party.

                  (h) The use by the Company or the Company Subsidiaries of the Intellectual Property or Technology listed on the Disclosure Schedule has been continuous and does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, patent, trademark, trade name, service mark, brand mark, brand name, computer program, industrial design, copyright or any pending application therefor of any other person or entity. No person is infringing or misappropriating any such Intellectual Property or Technology. Neither the Company nor any of the Company Subsidiaries has received any notice of any claims, or has reason to believe, that any of the rights of the Company or any Company Subsidiary to, or their use of, such Intellectual Property or Technology is invalid, conflicts with the rights of other entities, or has been used or enforced (or has failed to be used or enforced) in a manner that would result in the abandonment, cancellation or unenforceability of the rights of Company or Company Subsidiaries to such Intellectual Property or Technology.

                  (i) The Company and each of the Company Subsidiaries possess all Company and Company Subsidiary Intellectual Property and Technology, including, without limitation, all know-how, formulae and other proprietary and trade rights and trade secrets, necessary for the conduct of their businesses as now conducted. Neither the Company nor any Company Subsidiary has taken or failed to take any action that would result in the forfeiture or relinquishment of any such Company or Company Subsidiaries Intellectual Property or Technology used in the conduct of its business as now conducted.

         4.15.    PERMITS

                  The Company, each Company Subsidiary and every officer, employee and agent of the Company and of each Company Subsidiary hold all licenses, permits, certificates, ratings, registrations, orders, authorizations, approvals and franchises which are required by Law to permit the Company and the Company Subsidiaries to conduct business as presently conducted, except where the failure to hold such licenses, permits, certificates, ratings, registrations, orders, authorizations, approvals or franchises would not, individually or in the aggregate, have a material adverse effect on the business or prospects of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary, nor any officer, employee or agent of the Company or of a Company Subsidiary, has violated any of the requirements, terms or conditions of such licenses, permits, certificates, ratings, registrations, orders, authorizations, approvals or franchises. All such material licenses, permits, certificates, ratings, registrations, orders, authorizations, approvals and franchises are valid and in full force and effect.

         4.16.    DEBT INSTRUMENTS

                  The Disclosure Schedule lists and briefly describes the material terms, provisions and conditions of all mortgages, indentures, notes, guarantees and other Agreements for or relating to borrowed money (including, without limitation, conditional sales agreements and capital leases) to which Company or any Company Subsidiary is a party or which have been assumed by Company or Company Subsidiary or to which any Assets or any Company Subsidiary are subject and, with respect to each arrangement so listed, briefly describes the principal amount, interest rate, original and maturity dates and any sinking fund installments, prepayment premiums, restrictive covenants and any other material provisions. Company and the Company Subsidiaries have performed all the obligations required to be performed by any of them to date and are not in default in any respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

         4.17.    LEASES

                  The Disclosure Schedule lists and briefly describes all leases and other Agreements under which Company or any Company Subsidiary is lessee or lessor of any Asset, or holds, manages or operates any Asset owned by any third party, or under which any Asset owned by Company or by any Company Subsidiary is held, operated or managed by a third party. Company and the Company
Subsidiaries
are the owners and holders of all the leasehold estates purported to be granted by the Documents described in the Disclosure Schedule to them and are the owners of all equipment, machinery and other Assets thereon or in buildings and structures thereon, in each case free and clear of all Encumbrances. Each such lease and other Agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto and grants the leasehold estate it purports to grant free and clear of all Encumbrances. All necessary governmental approvals with respect thereto have been obtained, all necessary filings or registrations therefor have been made, and there have been no threatened cancellations thereof and are no outstanding disputes thereunder. Company and the Company Subsidiaries have in all respects performed all obligations thereunder required to be performed by any of them to date. No party is in default in any respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default. All of the Assets subject to such leases are in good operating condition and repair.

         4.18.    OTHER AGREEMENTS

                  (a) The Disclosure Schedule lists and briefly describes all Agreements to which Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary is bound at the date hereof. Each such Agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto. All governmental or supragovernmental approvals required by Law with respect thereto have been obtained, all filings or registrations therefore required in order to be enforceable have been made and there have been no threatened cancellations thereof and are no outstanding disputes thereunder. Company and the Company Subsidiaries have in all respects performed all the obligations thereunder required to be performed by any of them to date. No party is in default in any respect under any of the Agreements described in the Disclosure Schedule, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

                  (b) Except as specified in the Disclosure Schedule (and without limiting the foregoing), neither Company nor any Company Subsidiary is a party to any oral or written (i) Agreement for the employment of any officer, employee, consultant or independent contractor; (ii) license agreement or distributor, dealer, manufacturer's representative, sales agency, advertising, property management or brokerage agreement; (iii) Agreement with any labor organization or other collective bargaining unit; (iv) Agreement for the future purchase of materials, supplies, services, merchandise or equipment involving payments of more than US$ 100,000 over its remaining term (including, without limitation, periods covered by any option to renew by either party); (v) Agreement for the purchase, sale or lease of any real estate or other Assets;
(vi) profit-sharing, bonus, incentive compensation, deferred compensation, stock option, severance pay, stock purchase, employee benefit, insurance, hospitalization, pension, retirement or other similar plan or Agreement; (vii) Agreement for the sale of any of its Assets or the grant of any preferential rights to purchase any of its Assets or rights, other than in the Ordinary Course of Business; (viii) Agreement which contains any provisions requiring Company or any Company Subsidiary to indemnify any other party thereto; (ix) joint venture agreement or other Agreement involving the sharing of profits; (x) outstanding loan to any person or entity or receivable due from any stockholder of Company or persons or entities Controlling, Controlled by or under common Control with Company; (xi) any Agreement (including, without limitation, Agreements not to compete and exclusivity Agreements) that reasonably could be interpreted to impose any restriction on any business operations of Company or any Company Subsidiary; or (xii) other Agreement which by its terms does not terminate or is not terminable by Company or by a Company Subsidiary within 30 days or upon 30 days' (or less) notice.

                  (c) Stockholder and Company have duly performed their obligations pursuant to, and neither Stockholder nor Company is in violation of the "Share and Bond Purchase and Debt Settlement Agreement," dated 25 May 2000 (the "HSBC AGREEMENT") with (among other parties) HSBC Equator Africa Limited and HSBC Equator Bank plc ("EQUATOR").

                  (d) Stockholder has duly performed his obligations pursuant to, and Stockholder is not in violation of, the escrow letter dated June 1, 2000 between Stockholder, Buyer and Titan Wireless.

                  (e) Stockholder loaned Four Hundred and Fifty Thousand United States Dollars (US$ 450,000) to the Company from the proceeds of the Diakite May Loan in order for the Company. The Company used to the proceeds of such loan to pay certain creditors the amounts set forth beside their respective names on EXHIBIT 4.18(e) to this Purchase Agreement.

         4.19     BOOKS AND RECORDS

                  The books of account, stock records, minute books and other records of Company and the Company Subsidiaries are true and complete and have been maintained in accordance with good business practices, and the matters contained in the books and records of the Company Subsidiaries are appropriately and accurately reflected in the Financial Statements.

         4.20     LITIGATION; DISPUTES

                  (a) There are no actions, suits, claims, arbitration, proceedings or investigations pending, threatened or reasonably anticipated against, affecting or involving Company or any Company Subsidiary or their respective businesses or Assets, or the transactions contemplated by this Purchase Agreement (including without limitation the Shareholders Agreement and Stock Option Plan), at law or in equity or admiralty, or before or by any court, arbitrator or Governmental Entity, domestic or foreign. Neither Company nor any Company Subsidiary is operating under, subject to or in default with respect to any order, award, writ, injunction, decree or judgement of any court, arbitrator or other Governmental Entity.

                  (b) Neither Company nor any Company Subsidiary is currently involved in or, to the knowledge of Company or the Company Subsidiaries, reasonably anticipates any dispute with any of its current or former employees, agents, brokers, distributors, vendors, customers, business consultants, franchisees, franchisors, representatives or independent contractors (or any current or former employees of any of the foregoing persons or entities) affecting the businesses or Assets of Company or any Company Subsidiary.

         4.21.    LABOR RELATIONS

                  There are no strikes, work stoppages, grievance proceedings, union organization efforts or other controversies pending, threatened or reasonably anticipated between Company or any Company Subsidiary and (i) any current or former employees of Company or of any Company Subsidiary or (ii) any union or other collective bargaining unit representing such employees. Company and the Company Subsidiaries have complied and are in compliance with all Laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, worker's compensation, employee privacy and right to know. Except as set forth in the Disclosure Schedule, there are no collective bargaining agreements (CONVENTION COLLECTIVE), employment agreements between Company or any Company Subsidiary and any of their respective employees, or professional service agreements not terminable at will relating to the businesses and Assets of Company or of any Company Subsidiary. The consummation of the transactions contemplated hereby will not cause Buyer, Company or any Company Subsidiary to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any person or entity.

         4.22.    PENSION AND BENEFIT PLANS

                  (a) Neither Company nor any Company Subsidiary (i) maintains or ever has maintained any Plan or Other Arrangement, (ii) is or ever has been a party to any Plan or Other Arrangement or (iii) has obligations under any Plan or Other Arrangement.

                  (b) Company and the Company Subsidiaries have complied with all applicable provisions of the Laws pertaining to employee or employment related benefits. Company and the Company Subsidiaries have no liability for any delinquent contributions (including, without limitation, related attorneys' fees, costs, liquidated damages and interest) or for any arrearages of wages. Company and the Company Subsidiaries have no pending unfair labor practice charges, contract grievances under any collective bargaining agreement, other administrative charges, claims, grievances or lawsuits before any court, governmental agency, regulatory body, or arbiter arising under any Law governing any Plan, and there exist no facts that could give rise to such a claim.

                  (c) The Disclosure Schedule (i) identifies all post-retirement medical, life insurance or other benefits promised, provided or otherwise due now or in the future to current, former or retired employees of Company or any Company Subsidiary, (ii) identifies the method of funding (including, without limitation, any individual accounting) for all such benefits, (iii) discloses the funded status of the

Plans providing or promising such benefits and (iv) sets forth the method of accounting for such benefits to any key employees of Company or any Company Subsidiary.

                  (d) All fees, interest, penalties and assessments that are payable by or for Company or any Company Subsidiary with respect to employee salary and benefit arrangements have been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from Company or any Company Subsidiary or from any other person that are or could become a lien on any Asset of Company or any Company Subsidiary or could otherwise adversely affect the businesses or Assets of Company or any Company Subsidiary. Company and the Company Subsidiaries have collected or withheld all amounts that are required to be collected or withheld by them to discharge their obligations, and all of those amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due.

         4.23.    ENVIRONMENTAL

                  (a) Company and each Company Subsidiary have complied and are in compliance with, and the Real Property and all improvements thereon are in compliance with, all applicable Environmental Laws.

                  (b) Neither Company nor any Company Subsidiary has any liability under any Environmental Law. There are no pending or threatened actions, suits, claims, legal proceedings or other proceedings based on, and neither Company or any Company Subsidiary, nor any officer, director or stockholder thereof has directly or indirectly received any formal or informal notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Entity or any other person or entity or knows or suspects any fact(s) which might form the basis for any such actions or notices arising out of or attributable to violation of any Environmental Law.

         4.24.    GOVERNMENT CONTRACTS AND OTHER COMMITMENTS

                  Neither the Company nor any Subsidiary is a party to any contract or subcontracts (at any tier) with a Governmental Entity.

         4.25     TELECOM LICENSES

                  (a) All licenses, permits or other authorizations from any Governmental Entity to provide and/or operate telecommunications services and/or equipment are attached hereto as EXHIBIT 4.25 (collectively, "TELECOM LICENSES"), which describes with respect to each such Telecom License: the nature and purpose of the Telecom License, the activities authorized thereunder, any material restrictions or qualifications in the Telecom License, the Governmental Entity that issued the Telecom License, the Company Subsidiary holding the Telecom License and permitted to operate thereunder, and the expiration date of the Telecom License.

                  (b) The Telecom Licenses constitute all licenses, permits or other authorizations from any Governmental Entity that are necessary or appropriate for the Company and the Company Subsidiaries to operate in the Ordinary Course of Business.

                  (c) To the best knowledge of Company and Stockholder, neither this Purchase Agreement nor the change in Control over the Company and the Company Subsidiaries contemplated hereby will violate the terms of any Telecom License or permit its modification, amendment, termination or revocation.

                  (d) All Telecom Licenses are in full force and effect for the terms and uses set forth in EXHIBIT 4.25, and are suitable and adequate for the business for which they are intended or are being used. None of the Telecom Licenses have been modified, amended, revoked or terminated, and to the best knowledge of Company and Stockholder, no action, suit or proceeding to modify, amend, revoke or terminate a Telecom License is pending or overtly threatened.

                  (e) None of the Company Subsidiaries has taken or failed to take any action that would result in the forfeiture or relinquishment of any such Telecom License used in the conduct of its business as now conducted.

                  (f) To the best knowledge of Stockholder and Company, no person is infringing or misappropriating any Telecom License. Neither the Company nor any Company Subsidiary has received any notice, nor does the Company or any Company Subsidiaries have any knowledge of any basis for any claims, that any of the Telecom License is invalid, conflicts with the asserted rights of other entities, or has been used or enforced (or has failed to be used or enforced) in a manner that would result in the abandonment, cancellation or unenforceability of any item of the Telecom License.

         4.26     TRANSACTIONS WITH RELATED PARTIES

                  Except as may be described in EXHIBIT 3.4, neither any present or former officer, director or stockholder of Company or any Company Subsidiary, nor any Affiliate of such officer, director or stockholder, is a party to any transaction with the Company or any Company Subsidiary, including, without limitation, any Agreement providing for the employment of, Furnishing of Services by, rental of Assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or Affiliate.

         4.27.    RESTRICTIONS AND CONSENTS

                  (a) There are no Agreements, Laws or other restrictions of any kind to which Company or any Company Subsidiary (or any asset thereof) is party or subject that would prevent or restrict the execution, delivery or performance of this Purchase Agreement and the transactions contemplated hereby (including without limitation the Shareholders Agreement and the Stock Option
Plan), or result in any penalty, forfeiture, Agreement termination, or restriction on business operations of Buyer, Company or any Company Subsidiary as a result of the execution, delivery or performance of this Purchase Agreement and the transactions contemplated hereby (including without limitation the Shareholders Agreement and the Stock Option Plan).

                  (b) There are no Agreements or laws that reasonably could be interpreted or expected to require the approval, consent or acquiescence of any person or entity not party to this Purchase Agreement (including without limitation any Governmental Entity) with respect to any aspect of the execution, delivery or performance of this Purchase Agreement, and the transactions contemplated hereby (including without limitation the Shareholders Agreement and the Stock Option Plan), by Company or any Company Subsidiary.

         4.28.    AUTHORIZATION

                  The execution, delivery and performance by Company and the Company Subsidiaries of this Purchase Agreement and all other Documents contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Company and the Company Subsidiaries of the transactions contemplated hereby and thereby (including without limitation the Shareholders Agreement), do not and will not:
(a) require any consent or approval of any person other than the Stockholder;
(b) conflict with, or violate any provision of, any Law having applicability to Company or any Company Subsidiary or any of their respective Assets, or any provision of the certificate or Charter Documents or bylaws of Company or any Company Subsidiary; (c) conflict with, or result in any breach of, or constitute a default under any Agreement to which Company or any Company Subsidiary is a party or by which it or any of its Assets may be bound; or (d) result in or require the creation or imposition of or result in the acceleration of any indebtedness, or of any Encumbrance of any nature upon, or with respect to, Company or any Company Subsidiary or any of the Assets now owned or hereafter acquired by Company or any Company Subsidiary.

         4.29.    ABSENCE OF VIOLATION

                  (a) Neither Company nor any Company Subsidiary is in violation of or default under, nor has it breached, any term or provision of its Charter Documents or any Agreement or restriction to which Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary or any Asset thereof is bound or affected. Company or any Company Subsidiaries have complied and are in full compliance with all Laws.

                  (b) Neither Company, the Company Subsidiaries nor any of their officers, directors, employees or agents (or stockholders, distributors, representatives or other persons acting on the express, implied or apparent authority of Company or of any Company Subsidiary) have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful, questionable or unusual payment of money or other thing of value, any extraordinary discount, or any other unlawful or unusual inducement, to or from any person, business association or official of a Governmental Entity or entity in connection with or in furtherance of the business of Company or any Company Subsidiary (including, without limitation, any offer, payment or promise to pay money or other thing of value (i) to any official of a Governmental Entity or political party (or official thereof) for the purposes of influencing any act, decision or omission in order to assist Company or any Company Subsidiary in obtaining business for or with, or directing business to, any person, or (ii) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes). The business of Company and the Company Subsidiaries is not in any manner dependent upon the making or receipt of such payments, discounts or other inducements.

         4.30.    COPIES OF DOCUMENTS

                  True and complete copies of all Documents listed in the Disclosure Schedule have been Furnished to Buyer prior to or upon the execution and delivery of this Purchase Agreement.

         4.31.    BINDING OBLIGATION

                  This Purchase Agreement constitutes a valid and binding obligation of Company, enforceable in accordance with its terms; and each Document to be executed by Company pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall be a valid and binding obligation of Company, enforceable in accordance with its terms.

         4.32.    DISCLOSURE

                  All facts of importance to the business, operations, prospects, condition (financial or otherwise), Assets or liabilities of Company and the Company Subsidiaries have been truthfully and completely disclosed to Buyer in this Purchase Agreement. No representation or warranty by Company or the Stockholder in this Purchase Agreement, and no Document Furnished or to be Furnished to Buyer pursuant to this Purchase Agreement, or in connection herewith or with the transactions contemplated hereby, contains or will contain any untrue or misleading statement or omits or will omit any fact necessary to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

5.       REPRESENTATIONS AND WARRANTIES REGARDING STOCKHOLDER

                  Stockholder hereby represents and warrants to Buyer and Titan Wireless, as follows:

         5.1      TITLE TO COMPANY SHARES

                  Stockholder is, and on the Closing Date will be, the lawful owner of the number of shares of capital stock of Company and Company Subsidiaries set forth opposite the name of Stockholder in EXHIBIT 5.1, and owns or holds no other securities of, or equity or other participatory or voting interest or rights in, the Company or any of the Company Subsidiaries, nor any rights to acquire any of the foregoing. Since the date of the issuance or sale of such shares of capital stock to Stockholder, there has been no event, or action taken (or failure to take action) by or against Stockholder, which has resulted or might result in the creation of any Encumbrance on such shares. Stockholder has, and on the Closing Date Stockholder will have, good, valid and marketable title, free and clear of all Encumbrances, to the number of shares of capital stock so set forth in EXHIBIT 5.1, with full right and lawful authority to sell and transfer the Company Shares to Buyer pursuant to this Purchase Agreement.

         5.2      AUTHORITY AND CAPACITY

                  Stockholder has full legal right, capacity, power and authority (corporate or otherwise) to execute this Purchase Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.

         5.3      ABSENCE OF VIOLATION

                  (a) The execution, delivery and performance by Stockholder of this Purchase Agreement and all other Documents contemplated hereby, the fulfillment of and the compliance with the respective terms and provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with, or violate any provision of, any Law having applicability to Company, any Company Subsidiary or Stockholder; or (ii) conflict with, or result in any breach of, or constitute a default under, any Agreement to which Company, any Company Subsidiary or Stockholder is a party.

                  (b) The Stockholder has not paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful, questionable or unusual payment of money or other thing of value, any extraordinary discount, or any other unlawful or unusual inducement, to or from any person, business association or official of a Government Entity or entity in connection with or in furtherance of the business of Company or any Company Subsidiary (including, without limitation, any offer, payment or promise to pay money or other thing of value (i) to any official of a Governmental Entity or political party (or official thereof) for the purposes of influencing any act, decision or omission in order to assist Company or any Subsidiary in obtaining business for or with, or directing business to, any person, or (ii) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes).

         5.4.     RESTRICTIONS AND CONSENTS

                  There are no Agreements, Laws or other restrictions of any kind to which Stockholder is party or subject that would prevent or restrict the execution, delivery or performance of this Purchase Agreement or result in any penalty, forfeiture, Agreement termination, or restriction on business operations of Buyer, Company or any Subsidiary as a result of the execution, delivery or performance of this Purchase Agreement. The Disclosure Schedule lists all such Agreements and Laws that reasonably could be interpreted or expected to require the consent or acquiescence of any person or entity not party to this Purchase Agreement with respect to any aspect of the execution, delivery or performance of this Purchase Agreement by Company or any Subsidiary.

         5.5      BINDING OBLIGATION

                  This Purchase Agreement constitutes a valid and binding obligation of Stockholder, enforceable in accordance with its terms. Each Document to be executed by Stockholder pursuant hereto, when executed and delivered in accordance with the provisions hereof, will be a valid and binding obligation of Stockholder, enforceable in accordance with its terms.

         5.6      TRANSFER OF TITLE

                  Upon payment for the shares of capital stock to be purchased from Stockholder pursuant to the terms of this Purchase Agreement. Buyer will acquire good, valid and marketable title thereto, free and clear of all Encumbrances.

6.       REPRESENTATIONS AND WARRANTIES OF TITAN WIRELESS AND BUYER

                  Titan Wireless and Buyer hereby jointly and severally represent and warrant to Stockholder as follows:

         6.1.     ORGANIZATION AND STANDING

                  Titan Wireless and Buyer are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and each has the full and unrestricted corporate power and authority to carry on its business as currently conducted, to enter into this Purchase Agreement and to carry out the transactions contemplated hereby.

         6.2.     AUTHORIZATION

                  The execution, delivery and performance by Titan Wireless and Buyer of this Purchase Agreement and all other Documents contemplated hereby, the fulfillment of and the compliance with the respective terms and provisions hereof and thereof, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by their respective Boards of Directors (which authorization has not been modified or rescinded and is in full force and effect), and will not: (a) conflict with, or violate any provision of, any term or provision of the certificate or articles of incorporation or bylaws of Titan Wireless or Buyer or (b) conflict with, or result in any breach of, or constitute a default under, any Agreement to which Titan Wireless Buyer is a party or by which Buyer is bound. No other corporate action is necessary for Titan Wireless or Buyer to enter into this Purchase Agreement and all other Documents contemplated hereby and to consummate the transactions contemplated hereby and thereby.

         6.3.     BINDING OBLIGATION

                  This Purchase Agreement constitutes a valid and binding obligation of Titan Wireless and Buyer, enforceable against each of Titan Wireless and Buyer in accordance with its terms. Each Document to be executed by Titan Wireless and Buyer pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall be a valid and binding obligation of Titan Wireless and Buyer, enforceable in accordance with its terms.

         6.4.     BUYER CAPITALIZATION

                  The authorized capital stock of Buyer consists of shares of Ten Million (10,000,000) shares of common stock, U.S. $ 0.01 par value per share, of which Eight Million (8,000,000) shares are duly authorized and validly issued and outstanding, fully paid and nonassessable. All outstanding shares of Buyer capital stock are held by Titan Wireless. No shares of capital stock of Buyer have been reserved for any purpose other than the Stock Option Plan. Other than the Stock Option Plan, there are no outstanding securities convertible into or exchangeable for capital stock of the Buyer, and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of Buyer.

7.       RESTRICTED SECURITIES

                  Buyer hereby represents, warrants and covenants as follows:

         7.1.     ACQUISITION FOR INVESTMENT

                  The Buyer is acquiring Company Shares under this Purchase Agreement in good faith solely for its own account, for investment and not with a view toward resale or other distribution within the meaning of the Securities Act. The Company Shares will not be offered for sale, sold or otherwise transferred by Buyer without either registration or exemption from registration under the Securities Act.

         7.2.     EVALUATION OF MERITS AND RISKS OF INVESTMENT

                  Titan Wireless and Buyer have such knowledge and experience in financial and business matters that Titan Wireless and Buyer are capable of evaluating the merits and risks of Buyer's investment in Company Shares being acquired hereunder. Titan Wireless and Buyer understand and are able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding such Company Shares for an indefinite period of time, inasmuch as Company Shares not been registered under the Securities Act).

8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDER

                  The obligations of the Stockholder to proceed with Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, and failure to satisfy any such condition shall excuse and discharge all obligations of the Stockholder to proceed with Closing, unless the Stockholder agrees in writing to waive application of said condition:

         8.1.     REPRESENTATIONS AND WARRANTIES

                  The representations and warranties made by Titan Wireless and Buyer in this Purchase Agreement or in any Document Furnished by Titan Wireless or Buyer pursuant to this Purchase Agreement shall be true and complete when made and on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes expressly consented to in writing by Stockholder or permitted by this Purchase Agreement.

         8.2.     PERFORMANCE

                  Titan Wireless and Buyer shall have performed and complied with all Agreements and conditions required by this Purchase Agreement to be performed or complied with by them prior to the Closing Date.

         8.3      OFFICER'S CERTIFICATE

                  Titan Wireless and Buyer shall have delivered to Stockholder a certificate, dated as of the Closing Date and executed by and authorized officer of each of Titan Wireless and Buyer, in his capacity as such, certifying to the fulfillment of the conditions specified in SECTIONS 8.1 and 8.2.

         8.4      LEGAL PROCEEDINGS

                  No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Purchase Agreement, other than an action or proceeding instituted or threatened by Company or Stockholder.

         8.5      DELIVERIES AT CLOSING

                  All deliveries required to be Furnished by Buyer and/Titan Wireless to Company and/or the Stockholder prior to or at the Closing shall have been so furnished.

9.       CONDITIONS PRECEDENT TO OBLIGATIONS OF TITAN WIRELESS AND BUYER

                  The obligations of Titan Wireless and Buyer to proceed with Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, and failure to satisfy any such condition shall excuse and discharge all obligations of Titan Wireless and Buyer to proceed with Closing, unless Titan Wireless and Buyer agree in writing to waive application of said condition:

         9.1      REPRESENTATIONS AND WARRANTIES

                  The representations and warranties made (jointly or individually) by Company and the Stockholder in this Purchase Agreement and the statements contained in the Disclosure Schedule and Exhibits attached hereto or in any Document Furnished by Company or the Stockholder pursuant to this Purchase Agreement shall be true an complete when made, and on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes expressly consented to in writing by Buyer or permitted by this Purchase Agreement.

         9.2      PERFORMANCE

                  Company and Stockholder shall have performed and compiled with all Agreements and conditions required by this Purchase Agreement to be performed or complied with prior to the Closing Date.

         9.3      ABSENCE OF ADVERSE CHANGES

                  There shall have been no changes since December 31, 1999 in the business, operations, prospects, condition (financial or otherwise), Assets or liabilities or Company or any Subsidiary (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein by Company and the Stockholder), except changes contemplated by this Purchase Agreement.

         9.4.     LEGAL PROCEEDINGS; ADVERSE POLITICAL EVENTS

                  (a) No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently settled, dismissed or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Purchase Agreement other than an action or proceeding instituted or threatened by Titan Wireless or Buyer.

                  (b) No political event or decision, such as, but not limited to a "coup", riots, nationalization of foreign companies or major changes in regulations affecting the commerce shall have occurred in Benin, Cote d'Ivoire, France, Ghana, Mali and South Africa or the Central African Republic which would have a material adverse effect on the business or prospects of the Company and any of the Company Subsidiaries.

         9.5.     OFFICER'S CERTIFICATE

                  Company shall have delivered to Titan Wireless and Buyer a certificate, dated as of the Closing Date and executed by Company's President, in his capacity as such, certifying to the fulfillment of the conditions specified in SECTIONS 9.1 through 9.4.

         9.6      STOCKHOLDER'S CERTIFICATE

                  The Stockholder shall have delivered to Titan Wireless and Buyer a certificate, dated as of the Closing Date and executed by the Stockholder, certifying to the fulfillment of the conditions specified in SECTIONS 9.1 and 9.4.

         9.7      OPINION OF COMPANY'S COUNSELS

                  Buyer and Titan Wireless shall have received opinions of legal counsel to Company and the Company Subsidiaries in Luxembourg, France, Cote d'Ivoire, Benin, Mali, Ghana, Central African Republic an South Africa, all dated as of the Closing Date, in form and substance reasonably satisfactory to Titan Wireless and Buyer, to the effect and substantially in the form of EXHIBIT 9.7.

         9.8.     CERTAIN CORPORATE ACTIONS AT CLOSING

                  The Company shall have held two extraordinary general meetings of the shareholders of the Company adopting such resolutions and taking such actions as set forth in SECTION 3.3(a) of this Purchase Agreement.

         9.9      AUTHORIZATION BY COMPANY'S INDEPENDENT CERTIFIED PUBLIC
                  ACCOUNTANTS

                  Buyer and Titan Wireless shall have received letters from independent certified public accountants to Company and Subsidiaries in France, Cote d'Ivoire, Benin , Mali, Ghana, Central African Republic and South Africa, all dated as of the Closing Date, authorizing Buyer to rely upon their opinions regarding the Financial Statements.

         9.10.    DELIVERIES AT CLOSING

                  All documents required to be Furnished by Company and/or by the Stockholder to Buyer and Titan Wireless prior to or at the Closing shall have been so Furnished.

         9.11.    RESIGNATIONS OF DIRECTORS

                  Buyer shall have received the written resignations of Mrs. Andree Diakite and Mr. James Sheffield as Company directors, effective as of the Closing.

         9.12.    [INTENTIONALLY LEFT BLANK]

         9.13.    CONSENTS

                  Buyer and Titan Wireless shall have received the consents, authorizations and approvals of Governmental Entities and private parties which are required to be obtained (if any) in order to consummate the transactions contemplated hereby.

         9.14.    CONFIDENTIALITY LETTER

                  Stockholder shall have delivered to Buyer and Titan Wireless the duly executed confidentiality letter in the form of EXHIBIT 9.14, attached hereto.

         9.15     EMPLOYMENT AGREEMENTS

                  Buyer and Titan Wireless shall have received the Employment Agreement of Stockholder, in the form of EXHIBIT 9.15a.

10.      CLOSING

         10.1     CLOSING LOCATION AND DATE

                  Subject to the terms and conditions of this Purchase Agreement, the Closing shall take place at the offices of Hogan & Hartson L.L.P., 555 Thirteenth Street, N.W., Washington, D.C. 20004, U.S.A., on the Closing Date.

         10.2     DELIVERIES BY THE STOCKHOLDER

                  At the Closing, the Stockholder shall deliver to Buyer and Titan Wireless the following:

                  (a) the share register of the Company duly signed by the Stockholder in which the transfer of Stockholder's Company Shares to Buyer pursuant to SECTION 2.1 will have been duly transcribed;

                  (b) the Stockholders Agreement and the Employment Agreement of Stockholder in the form of EXHIBIT 9.15a;

                  (c)      the certificates require by SECTION 9.6;

                  (d) such other Documents as Buyer and Titan Wireless may reasonably request; and

                  (e) evidence that Stockholder has purchased the equity and bonds of the Company owned and held by Equator Africa Limited (including copies of the Company share register entry recording such purchase), and evidence that Equator Bank has duly released the Company from all claims and liability.

         10.3     DELIVERIES BY COMPANY

                  At the Closing, Company shall deliver to Buyer the following:

                  (a)      the Line of Credit and Security Facility;

                  (b) documentation evidencing, to Buyer's satisfaction, that Company fully owns the equity interest in the Company Subsidiaries, as provided in SECTION 4.2(f);

                  (c) the written resignations of Mrs. Andree Diakite and Mr. James Sheffield;

                  (d) the certificates required by SECTIONS 9.5 and 9.13(b);

                  (e)      the legal opinions required by SECTION 9.7;

                  (f)      the consents from auditors required by SECTION 9.13;

                  (g) certificates of incumbency and specimen signatures of the signatory officers of Company and the Subsidiaries;

                  (h) good standing certificates, EXTRAIT KBIS, or comparable documents, dated as of a date not more than thirty (30) days prior to the Closing Date issued by the Secretary of State, registry of Commerce or other comparable and competent authority of the respective jurisdictions of incorporation of Company and of each Subsidiary;

                  (i) the Charter, bylaws, minute books and stock bonds of Company and the Company Subsidiaries and all other books and records reasonably requested by Buyer; and

                  (j)      such other Documents as Buyer may reasonably request.

         10.4.    DELIVERIES BY BUYER AND TITAN WIRELESS

                  At the Closing, Buyer shall deliver the following:

                  (a)      to the Escrow Agent, payment in accordance with
SECTION 2.4(i);

                  (b)      to the Escrow Agent, payment in accordance with
SECTION 2.4(ii);

                  (c) such other Documents as Company or the Stockholder may reasonably request.

11.      SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; REMEDIES

         11.1     SURVIVAL OF REPRESENTATIONS

                  All representations, warranties, covenants, indemnities and other Agreements made by any party to this Purchase Agreement herein or pursuant hereto shall also be deemed made on and as of the Closing Date as though such representations, warranties, covenants, indemnities and other Agreements were made on and as of such date, and all such representations, warranties, covenants, indemnities and other Agreements shall survive the Closing and any investigation, audit or inspection at any time made by or on behalf of any party hereto.

         11.2     AGREEMENT OF STOCKHOLDER TO INDEMNIFY

                  (a)      Subject to the conditions and provisions of this
Section 11, Stockholder hereby agrees to indemnify, defend and hold harmless the Buyer Indemnified Persons from and against and in respect of all Claims asserted against, resulting to, imposed upon or incurred by the Buyer Indemnified Persons (whether such Claims are by, against or relate to Company, the Stockholder or any other party, including, without limitation, a governmental entity), directly or indirectly, by reason of or resulting from any misrepresentation or breach of any representation or warranty, or noncompliance with conditions or other Agreements, given or made by Stockholder or Company in this Purchase Agreement or in the Disclosure Schedule or Exhibits attached hereto or in any Document Furnished by or on behalf of Stockholder or Company pursuant to this Purchase Agreement. Such indemnification shall include Claims pursuant to Environmental Laws resulting from any Release or other action or omission initiated or occurring, or relating to any action or omission initiated or occurring, prior to the Closing (including, without limitation, actions or omissions of predecessors in interest of Company or the Company Subsidiaries).

                  (b) The Stockholder hereby irrevocably waives any and all right to recourse against Company or any Subsidiary with respect to any representation, warranty, indemnity or other Agreement or action made or taken by or pursuant to this Purchase Agreement. The Stockholder shall not be entitled to contribution from, subrogation to or recovery against Company or any Subsidiary with respect to any liability of the Stockholder that may arise under or pursuant to this Purchase Agreement or the transactions contemplated hereby.

         11.3     CONDITIONS OF INDEMNIFICATION

                  The obligations and liabilities of the Stockholder hereunder with respect to their respective indemnities pursuant to this Section 11, resulting from any Claim shall be subject to the following terms and conditions:

                  (a) The Buyer Indemnified Person must assert a Claim for indemnification within [two] years following the Closing. Notwithstanding the foregoing, any Claim relating to any provision of SECTION 4.9 may be made throughout the period ending one year following the latter of (i) the expiration of all applicable statutes of limitation (including extensions), and (ii) the final determination of (and the expiration of time to appeal) any audit, examination, investigation or other proceeding relating to Taxes covered by, or any Claim under, SECTION 4.9 hereof.

                  (b) The Buyer Indemnified Person shall give prompt written notice to the indemnifying party of any Claim which is asserted against resulting to, imposed upon or incurred by such indemnified party and which may give rise to liability of the indemnifying party pursuant to this SECTION 11, stating (to the extent known or reasonably anticipated) the nature and basis of such Claim and the amount thereof.

                  (c) The Buyer Indemnified Person may engage counsel or representatives of its own choosing with respect to any such Claim, such representation (including the compromise or settlement of any Claim) to be undertaken on behalf of and for the account and risk of the indemnifying party. In the event the Buyer Indemnified Person elects not to undertake such defense by its own representatives, the Buyer Indemnified Person shall give prompt written notice of such election to the indemnifying party, and the indemnifying party will undertake the defense thereof by counsel or other representatives designated by it whom the Buyer Indemnified Person determines in writing to be satisfactory for such purposes. The consent of the Buyer Indemnified Person to the indemnifying party's choice of counsel or other representative shall not be unreasonably withheld.

                  (d) In the event that any claim shall arise out of a transaction or cover any period or periods in which the Stockholder, on the one hand, and Titan Wireless and Buyer, on the other hand, shall each be liable hereunder for part of the liability or obligation arising therefrom, then the parties shall, each choosing its or his own counsel and bearing its or his own expense, defend such Claim, and no settlement or compromise of such Claim may be made without the joint consent or approval of Titan Wireless and the Stockholder (which consent shall not be unreasonably withheld), except where the respective liabilities and obligations of Buyer and Titan Wireless, on the one hand, and the Stockholder, on the other hand, are clearly allocable or attributable on the basis of objective facts.

         11.4     REMEDIES CUMULATIVE

                  The remedies provided herein shall be cumulative and shall not preclude the assertion by Company, Stockholder, Titan Wireless or Buyer of any other rights or the seeking of any other remedies against the other, or their respective successors or assigns.

12.      TERMINATION

         12.1     TERMINATION

                  This Purchase Agreement may be terminated at any time before the Closing Date under any one or more of the following circumstances:

                  (a)      by the mutual consent of the parties hereto;

                  (b) by Titan Wireless and Buyer, by written notice of termination delivered to Company and the Stockholder, if: (i) any of the conditions set forth in SECTION 9 have not been fulfilled by Closing Date, and such failure to fulfill conditions is not the result solely of the necessity of obtaining government approvals or satisfying governmental requirements or the result from Buyer's breach of one or more of its obligations under the Agreement, or (ii) performance of this Purchase Agreement and the transactions contemplated hereby by Stockholder, Company or any Company Subsidiaries would have a material adverse effect on the continued full force and effect of any Telecom License or on the ability of any Company Subsidiary to continue using it for all its contemplated purposes.

                  (c) by Company or the Stockholder, by written notice of termination delivered to Buyer, if any of the conditions set forth in SECTION 8 have not been fulfilled by Closing Date, and such failure to fulfill conditions is not the result solely of the necessity of obtaining government approvals or satisfying governmental requirements or the result from Company or the Stockholder's breach of one or more of their obligations under the Agreement;

                  (d) by Titan Wireless and Buyer upon their determination, at any time within 60 days following the execution of the Purchase Agreement, in its sole discretion based on its investigation and review of the business, operations, prospects, condition (financial or otherwise), assets or liabilities of Company and the Company Subsidiaries that it is not in Buyer's best interest to proceed with the transactions contemplated by this Purchase Agreement;

                  (e) by Buyer and Titan Wireless, on the one hand, or by Company and the Stockholder, on the other hand, by written notice of termination to the other parties hereto, if the Closing has not occurred by June 30, 2000;

                  (e) by Buyer and Titan Wireless if Company or Stockholder breach their obligations under SECTION 3.5.

         12.2     EFFECT OF TERMINATION

                  In the event this Purchase Agreement is terminated as provided in this SECTION 12, this Purchase Agreement shall forthwith become wholly void and of no effect, and the parties shall be released from all future obligations hereunder; PROVIDED, HOWEVER, that the obligations of Buyer, Company and the Stockholder as to confidentiality provided in SECTIONS 3.2, and the provisions of SECTIONS 3.1(B), 3.5 and 13.3 relating to the payment of expenses, shall not be extinguished but shall survive such termination. The parties hereto shall have any and all remedies to enforce such obligations provided at law or in equity (including, without limitation, specific performance).

13.      MISCELLANEOUS

         13.1     ADDITIONAL ACTIONS AND DOCUMENTS

                  Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further Documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of the Purchase Agreement.

         13.2     NO BROKERS

                  Each of the parties hereto represents and warrants to the other parties (and to each of them) that such party has not engaged any broker, finder or agent in connection with the transactions contemplated by this Purchase Agreement and has not incurred (and will not incur) any unpaid liability to any broker, finder or agent for any brokerage fees, finders' fees or commissions, with respect to the transactions contemplated by this Purchase Agreement (such liability, "BROKER FEES"). Titan Wireless and Buyer, on the one hand, and Stockholder, on the other hand, shall indemnify, defend and hold harmless the other parties from and against any and all Broker Fees asserted against such parties by any persons purporting to act or to have acted for or on behalf of the indemnifying party. Stockholder shall indemnify and hold harmless the Company against any Broker Fees asserted against Company by any persons purporting to act or to have acted for or on behalf of Stockholder and/or Company, other than Broker Fees of up to U.S. $100,000, claimed by African Merchant Bank, the payment of which fees will be subject to negotiation between the Company and Africa Merchant Bank.

         13.3     EXPENSES

                  Subject to the provisions of SECTION 11 and SECTION 3.1(B), Titan Wireless and Buyer, on the one hand, and Stockholder, on the other hand shall pay its own expenses incident to this Purchase Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements. The Stockholder shall pay all expenses incurred by the Company incident to this Purchase Agreement and the transactions contemplated hereunder to the extent such expenses exceed, in the aggregate. One Hundred Thousand United States Dollars (U.S. $100,000) in addition to the fees of African Merchant Bank referred to in SECTION 13.2.

         13.4     ASSIGNMENT

         Titan Wireless and Buyer shall have the right to freely assign their respective rights and/or obligations under the Purchase Agreement, in whole or in part, to an Affiliate or to designate any of its Affiliates 9to the extent permitted by Law) to receive directly the Company Shares to be purchased and subscribed for hereunder or to exercise any of the rights of Titan wireless or Buyer, or to perform any of their respective obligations. Subject to the preceding sentence, Company. Titan Wireless, Buyer, and Stockholder shall not assign their respective rights and/or obligation of law or otherwise, without prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect. In no event shall the assignment by Company, Titan Wireless, Buyer or Stockholder of its respective rights or obligations under this Purchase Agreement, whether before or after the Closing, release Company, Titan Wireless, Buyer or such Stockholder from its respective liabilities and obligations theretofore accrued hereunder.

         13.5     ENTIRE AGREEMENT; AMENDMENT

                  This Purchase Agreement, including the Disclosure Schedule, the Exhibits (including without limitation the Letter of Undertaking referred to in SECTION 3.2 (b)) and other Documents referred to herein or Furnished pursuant hereto, constitutes the entire Agreement among the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior oral and written agreements. Commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of this Purchase Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification, or discharge is sought.

         13.6     WAIVER

                  No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Purchase Agreement or under any other Document Furnished in connection with or pursuant to this Purchase Agreement shall impair any such right, power, or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

         13.7     GOVERNING LAW; CONSENT TO JURISDICTION

                  This Purchase Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the laws of the State of new York (without regard to the choice of law rules applicable in such jurisdiction other than Section 5-1401 of the New York General Obligation Law).

                  Any legal action or proceeding against any party with respect to this Purchase Agreement may be brought and enforced in a federal or state court located in the County of New York, City of New York, State of New York, and by the execution and delivery of this Purchase Agreement, each of the parties hereby irrevocably accepts for itself generally, irrevocably and unconditionally, the jurisdiction of the aforesaid courts, intending that all provisions of Section 5-1401 of the New York General Obligations Law shall apply with such respect to choices of venue. Each of the parties agrees that a judgement, after exhaustion of all available appeals, in any such action or proceeding shall be conclusive and binding upon them, and may be enforced in any other jurisdiction by entry of an Order upon such judgement, a certified copy of which shall be conclusive evidence of such judgement. Each of the parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered r certified mail, postage prepaid, to such party at its address provided in or in accordance with SECTION 13.9, such service to become effective ten (10) days after such mailing. Nothing herein shall affect the right of any party to serve process or to commence legal proceedings or otherwise proceed against the other parties hereby waives irrevocably, to the fullest extent permitted by law, any objection to the laying of the venue in, r any claim of inconvenient forum in respect of any such action in, County of New York, City of New York, State of New York to which it might otherwise now or hereafter be entitled in any actions arising out of or based on this Purchase Agreement.

         13.8     SEVERABILITY

                  If any part of any provision of this Purchase Agreement or any other Agreement or document given pursuant to or in connection with this Purchase Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Purchase Agreement.

         13.9     NOTICES

                  All notices, demands, requests, opinions or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Investment Agreement shall be in writing in the English language and shall be hand delivered, sent by DHL (or by comparable international air courier) or transmitted by facsimile transmission, addressed as follows:

                  (i)      If to Titan Wireless or Buyer:

                           Titan Wireless
                           Attn. James T. Taylor, General Counsel
                           3033 Science park Rd.
                           San Diego, CA 92121
                           United States of America
                           Facsimile: +(1)(858) 552-9770

                  with a copy (which shall not constitute notice) to :

                           Nicholas J. Costanza
                           Senior Vice President, General Counsel and Secretary The Titan Corporation
                           3033 Science Park Rd.
                           San Diego, CA 92121
                           United States of America
                           Facsimile: +(1)(858) 552-9759

                  (ii)     If to stockholder or Company:

                           M. Louis N'ki Diakite
                           Ivoire Telecom
                           c/o Paul A. Koches, Esq.
                           Arent Fox Kitner Plotkin & Kahn PLLC
                           1050 Connecticut Avenue, N.W.
                           Washington, D.C. 20036-5339
                           Facsimile: +(1)(202) 857-6395


                  with a copy (which shall not constitute notice) to :

                           M. Louis N'ki Diakite
                           President Directeur General
                           Afripa Telecom
                           38, rue des Jeuneurs
                           75002 Paris
                           France
                           Facsimile: +(33)(1) 55.34.73.74

         13.10    HEADINGS

                  Section headings contained in this Purchase Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Purchase Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

         13.11    EXECUTION IN COUNTERPARTS

                  To facilitate execution, this Purchase Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of or on behalf of, each party, or the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single Agreement. It shall not be necessary in making proof of this Purchase Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

         13.12    LIMITATION ON BENEFITS

                  The covenants, undertakings and agreements set forth in this Purchase Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns, except that the agreements set forth in SECTION 11 also shall be for the benefit of, and enforceable by, Buyer Indemnified Persons and their respective successors, heirs, executors, administrators, legal representatives or permitted assigns.

         13.13    BINDING EFFECT

                  Subject to any provisions hereof restricting assignment, this Purchase Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and assigns.

         13.14    SPECIFIC PERFORMANCE

                  In addition to any other remedies which Buyer or Titan Wireless may have at law or in equity, company and stockholder hereby acknowledge that the Equity Interest in the Company and the Company Subsidiaries are unique, and that the harm to Buyer and/or Titan Wireless resulting from breaches by Company or Stockholder of their respective obligations cannot be adequately compensated by damages. Accordingly, Company and Stockholder agree that Buyer and Titan Wireless each shall have the right to have all obligations, undertakings, Agreements, covenants and other provisions of this Purchase Agreement specifically performed by Company or the Stockholder, as the case may be, and that Buyer and Titan Wireless each shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or of any other state of other political subdivision thereof, or, to the extent possible, in any of the courts having jurisdiction over the Company, its Company subsidiaries and the Stockholder.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Purchase Agreement, or have caused this Purchase Agreement to be duly executed on their behalf, as of the day and year first above written.

                                          BUYER:

                                          TITAN WIRELESS AFRIPAHOLDING INC.


Attest:  /s/ J. Z. Baylor                 By: /s/ HERBER L. BRADLEY
         -----------------------------       -----------------------------------
                                             Name:  Herbert L. Bradley
                                             Title: President

                                          TITAN WIRELESS

                                          TITAN WIRELESS INC.



Attest:                                   BY: /s/ Herbert L. Bradley
                                             -----------------------------------
                                              Name:  Herbert L. Bradley
                                              Title: President
/s/ J. Z. Baylor
----------------------------

                                          COMPANY:

                                          IVOIRE TELECOM HOLDINGS S.A.

Attest:                                   BY: /s/ Louis N'Ki Diakite
                                             -----------------------------------
                                              Name:  Louis N'Ki Diakite
/s/ Pat [ILLEGIBLE]                           Title: President Directeur General
----------------------------




                                          STOCKHOLER:

                                          /s/ Louis N'ki Diakite
                                          --------------------------------------
                                          Louis N'ki Diakite

                                  EXHIBIT LIST

                      STOCK PURCHASE AGREEMENT BY AND AMONG
         TITAN WIRELESS, TITAN WIRELESS AFRIPA HOLDING, IVOIRE TELECOM,
                              AND M. LOUIS DIAKITE


------------------- ------------------------------------------------------------
     EXHIBIT                              DESCRIPTION
------------------- ------------------------------------------------------------
     General        Disclosure Schedule
------------------- ------------------------------------------------------------
        A           List of Subsidiaries
------------------- ------------------------------------------------------------
       2.3          Ivoire Telecom Closing Loan Arrangements
------------------- ------------------------------------------------------------
       3.3a         Stockholders Agreement
------------------- ------------------------------------------------------------
       3.3b         Changes to Company Charter Documents
------------------- ------------------------------------------------------------
       3.3c         Line of Credit and Security Facility
------------------- ------------------------------------------------------------
       3.3d         Buyer Stock Option Plan
------------------- ------------------------------------------------------------
       3.4          Approved expenditures by Company after Closing
------------------- ------------------------------------------------------------
       4.25         Telecom Licenses
------------------- ------------------------------------------------------------
       5.1          Stockholder Ownership of Company and Company Subsidiaries
------------------- ------------------------------------------------------------
       9.14         Confidentiality Letter
------------------- ------------------------------------------------------------
      9.15a         Stockholder Employment Agreement
------------------- ------------------------------------------------------------



                                    EXHIBIT 1

                           TO STOCK PURCHASE AGREEMENT
                            DATED AS OF JUNE 28, 2000


                                  DEFINITIONS

                  "AFFILIATE" means: (a) with respect to a natural person: any member of such natural person's family; (b) with respect to a business or an entity: (i) any officer, director, stockholder, partner of or investor or in such business or entity or partner of or investor in any Affiliate of such business or entity; and (ii) and any business or entity which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such business or entity.

                  "AFRIPA" means the Company and each of the Subsidiaries, taken as a whole.

                  "AGREEMENT" means any concurrence of understanding and intention between two or more persons (or entities) with respect to their relative rights and/or obligations or with respect to a thing done or to be done (whether or not conditional, executory, express, implied, in writing or meeting the requirements of contract), including, without limitation, contracts, leases, promissory notes, covenants, easements, rights of way, covenants, commitments, arrangements and understandings.

                  "ATTACHED FINANCIAL STATEMENTS" has the meaning set forth in
Section 4.6 of the Purchase Agreement.

                  "ASSETS" means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property.

                  "BROKER FEES" has the meaning set forth in SECTION 13.2 of this Purchase Agreement.

                  "BUYER" has the meaning set forth in the opening paragraph of this Purchase Agreement.

                  "BUYER INDEMNIFIED PERSONS" means Titan Wireless and Buyer, their respective Affiliates (including, after Closing, the Company), and the employees, representatives, agents, officers and directors of Titan Wireless, buyer and their respective Affiliates.

                  "CHARTER DOCUMENTS" of an entity shall mean its articles of association, by0laws, partnership Agreement and/or other applicable constitutive or organizational documents, without regard to whether such document is notarized or publicly filed or registered.

                  "CLAIMS" means all demands, claims, actions or causes of action, assessments, losses, damages (including, without limitation, diminution in value in order of Company or any Subsidiary), liabilities, costs and expenses, including, without limitation, interest, penalties and attorneys' fees and disbursements, whether such Claims (i) arise from demands, claims, actions or causes of action asserted or brought by third parties or (ii) are suffered or incurred by the Buyer Indemnified Persons in the absence of any such third-party claim.

                  "CLOSING" means the closing of the sale and purchase of shares of Capital Stock pursuant to this Purchase Agreement.

                  "CLOSING DATE" means 1:00 p.m. Paris, France time on June 16, 2000, or such other time and date as shall be mutually agreed upon by Titan Wireless, Buyer, Company and the Stockholder.

                  "COMPANY" has the meaning set forth in the opening paragraph of this Purchase Agreement.

                  "COMPANY JUNE LOAN" has the meaning set forth in SECTION 2.3 of this Purchase Agreement.

                  "COMPANY MARCH LOAN" has the meaning set forth in the Fourth Recital.

                  "COMPANY MARCH PROMISSORY NOTE" has the meaning set forth in the Fourth Recital.

                  "COMPANY SHARES" has the meaning set forth in the Fifth
Recital.

                  "COMPANY SUBSIDIARY" means a corporation, company, general or limited partnership, or other entity of which at least 20% of the outstanding securities or other interests having rights to vote or otherwise exercise Control are held, directly or indirectly, by Company.

                  "COMPANY TAX RETURNS" means all state, local, foreign and other applicable tax returns, or other declarations, forms, filings or declarations of estimated tax reports required to be filed by Company or any of the Company Subsidiaries (without regard to extensions of time permitted by law or otherwise).

                  "CONTROL" means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by Agreement or otherwise).

                  "DIAKITE ESCROW LETTER" has the meaning set forth in SECTION
2.2 of this Purchase Agreement.

                  "DIAKITE MAY PLEDGE AGREEMENT" has the meaning set forth in the Fourth Recital.

                  "DIAKITE MAY PROMISSORY NOTE" has the meaning set forth in the Fourth Recital.

                  "DIAKITE MAY LOAN" has the meaning set forth in the Fourth Recital.

                  "DISCLOSURE SCHEDULE" means the disclosure schedule identified as the Disclosure Schedule to this Purchase Agreement.

                  "DOCUMENTS" means any paper or other material (including, without limitation, computer storage media) on which is recorded (by letters, numbers or other marks) information that may be evidentially used, including, without limitation, legal opinions, mortgages, indentures, notes, instruments, leases, Agreements, insurance policies, reports, studies, financial statements (including, without limitation, the notes thereto), other written financial information, schedules, certificates, charts, maps, plans, photographs, letters, memoranda and all similar materials.

                  "ESCROW AGENT" means Titan Wireless.

                  "EMPLOYMENT AGREEMENT" means the Employment Agreement in the form of EXHIBIT 9.15A.

                  "ENCUMBRANCE" means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, conditions, restriction, charge, Agreement, claim or equity of any kind.

                  "ENVIRONMENTAL LAWS" means any Laws, including any plans, other criteria, or guidelines promulgated pursuant to such Laws, now or hereafter in effect relating to the generation, production, installation, use, storage treatment, transportation, release, threatened release, or disposal of Hazardous Materials, or noise control, or the protection of human health, safety, natural resources, animal health or or welfare, or the environment.

                  "EQUITY INTEREST" has the meaning set forth in the Second Recital.

                  "EXHIBIT" means an exhibit attached to this Purchase
Agreement.

                  "FINANCIAL STATEMENTS" has the meaning set forth in SECTION
4.6 of this Purchase Agreement.

                  "FURNISH" means supply, delivery or provide, or cause to be supplied, delivered or provided, in any way.

                  "GOVERNMENT ENTITIES" means any governmental, supragovernmental, quasi-governmental or regulatory authority, whether domestic or foreign, including without limitation regional and local governmental or regulatory bodies.

                  "HAZARDOUS MATERIALS" means any wastes, substance, radiation, or materials (whether solids, liquids or gases): (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as "pollutants," "contaminants," "hazardous materials," "hazardous wastes," hazardous substances," "toxic substances," "radioactive materials," "solid wastes," or other similar designations in, or otherwise subject to regulation under, any Environment Laws; (iii) the presence of which on the Real Property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the Real Property or to adjacent properties; (iv) which contain without limitation polychlorinated biphenyls
(PCBs), asbestos or asbestos containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof); or (v) which pose a hazard to human health, safety, natural resources, industrial hygiene, or the environment, or an impediment to working conditions.

                  "INTELLECTUAL PROPERTY" means any or all of the following an all rights in, arising out of, or associated therewith: (A) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, reexaminations, renewals, extensions, provisions, continuation and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures: (B) all trade secrets and other rights in know-how and confidential or proprietary information; (C) all copyrights, copyrights registrations and applications there for and all other rights corresponding thereto throughout the world; (D) all industrial designs and any registrations and applications therefor throughout the world; (E) all rights in World Wide Web addresses and domain names and applications and registrations therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (F) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world; and all rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement or breach of any of the foregoing.

                  "INVENTORY" means all raw materials, work in process and finished good and inventoriable supplies.

                  "IVOIRE TELECOM CLOSING LOAN ARRANGEMENTS" has the meaning set forth in Section 2.3.

                  "IVOIRE TELECOM ESCROW LETTER" has the meaning set forth in the Fifth Recital of this Purchase Agreement.

                  "LAWS" means all national, supranational, provincial, departmental, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determination, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgements and decrees applicable to the specified persons or entities and/or to the businesses and Assets thereof (including, without limitation, Laws relating to licensing and permitting of telecommunication services and equipment; securities registration and regulation; the sale, leasing, ownership or management of real property; employment practice, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including Environmental Laws).

                  "OTHER ARRANGEMENT" means a benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit to employees, officers or independent contractors that is not a Plan.

                  "ORDINARY COURSE OF BUSINESS" means ordinary course of business consistent with past practices and prudent business operations.

                  "PLAN" means any plan, program or arrangement, whether or not written, that is or was an "EMPLOYEE BENEFIT PLAN" as such term or notion is defined by any Laws applicable to Company and any Subsidiary and (a) which was or is established or maintained by Company or any Subsidiary; (b) to which Company or any Subsidiary contributed or was obligated to contribute or to dun or provide benefits; or (c) which provides or promises benefits to any person who performs or who has performed service for Company or any Subsidiary and because of those services is or has been (i) a participant therein or (ii) entitled to benefits thereunder.

                  "PROPOSAL" means any proposal, offer or indication of interest from any person, entity or group relating to any acquisition or purchase of all or (other than in the Ordinary Course of Business) any portion of the Assets of, or any equity in, Company or any Subsidiary or any business combination with Company or any Subsidiary, other than the transactions contemplated by this Purchase Agreement.

                  "PURCHASE AGREEMENT" means this Stock Purchase Agreement, including the Disclosure Schedule and all Exhibits hereto.

                  "PURCHASE PRICE" shall have the meaning set forth in SECTION
2.2 of this Purchase Agreement.

                  "REAL PROPERTY" means the real property owned, operated, or used by Company or the Company Subsidiaries as of the date of this Purchase agreement, any additional real property so owned, operated, or used since that date, and for purposes of Section 4.23, and real property formerly so owned, operated or used.

                  "RELEASE" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, or release of Hazardous Materials from any source (including without limitation the Real Property) into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, or waste treatment, storage, or disposal systems at, on, above, or under the Real Property.

                  "SECTION" means a Section (or a subsection) of this Purchase Agreement.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, and all laws promulgated pursuant thereto or in connection therewith.

                  "STOCKHOLDERS AGREEMENT" means the Stockholders Agreement in the form of EXHIBIT 3.3.

                  "STOCKHOLDER" has the meaning set forth in the opening paragraph of this Purchase Agreement.

                  "STOCK OPTION PLAN" means the Stock Option Plan of the Buyer in the form of EXHIBIT 3.3C.

                  "SUBSIDIARY" has the meaning set forth in the Second Recital.

                  "TAXES" means all national, state, regional, and local and taxes of any country (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, charter or description imposed by any governmental or quasi-governmental authorities, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

                  "TECHNOLOGY" means all (A) works of authorship including without limitation computer programs, source code and object code, whether embodied in software, firmware or otherwise, objects, comments, user screens, user interface, report formats, templates, menus, buttons, and icons, and all files, data materials manuals, design notes and other items and documentation related there to or associated therewith; (B) inventions (whether or not patentable), improvements, and technology; (C) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets and know how; (D) databases, data compilations and collections and technical data; (E) logos, trade names, trademarks, service marks, World Wide Web addresses and domain names, tools, methods and processes; and all rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement or breach of any of the foregoing and all derivations of the foregoing in any form and embodied in any media.

                  "TELECOM LICENSES" has the meaning set forth in SECTION 4.25 of this Purchase Agreement.

                  "TITAN WIRELESS" has the meaning set forth in the opening paragraph of this Purchase Agreement.